As filed with the Securities and Exchange Commission on December 7, 2018
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

VALERITAS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-5648907
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

750 Route 202 South, Suite 600
Bridgewater, New Jersey 08807
(Address of principal executive offices) (Zip Code)

Valeritas Holdings, Inc. Employee Stock Purchase Plan
(Full title of the Plans)

John E. Timberlake
President and Chief Executive Officer
Valeritas Holdings, Inc.
750 Route 202 South, Suite 600
Bridgewater, New Jersey 08807
(Name and address of agent for service)

(908) 927-9920
(Telephone number, including area code, of agent for service)

Copies to:

Emilio Ragosa
DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
Telephone: (973) 520-2550

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, $0.001 par value, to be issued pursuant to the Registrant’s Employee Stock Purchase Plan	17,519 shares	$0.37	$6,482.03	$0.79

(1)This registration statement (the “Registration Statement”) covers shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), which are issuable pursuant to the Registrant’s Employee Stock Purchase Plan (the “ESPP”).
(2)This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(3)Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Registrant’s Common Stock on December 6, 2018 as reported by The Nasdaq Stock Market.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards under the above-named plan are granted, exercised and/or distributed.

PART II
Information Required in the Registration Statement

This Registration Statement relates to the registration of an additional 17,519 shares (the “Shares”) of the common stock, par value $0.001 per share, of Valeritas Holdings, Inc. (the “Registrant”). The Shares are securities of the same class and relate to the same employee benefit plan, the ESPP, as those registered pursuant to the Registrant’s registration statement on Form S-8, previously filed with the Securities and Exchange Commission on March 20, 2018. In accordance with General Instruction E of Form S-8, the contents of the Registrant’s registration statement on Form S-8 (File No. 333-223797) filed with the Securities and Exchange Commission on March 20, 2018 are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

Item 8.    Exhibits.

Reference is made under this Item 8 to the Exhibit Index included in this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion and Consent of DLA Piper LLP (US).
23.1	Consent of DLA Piper LLP (US) is contained in Exhibit 5.1.
23.2	Consent of Friedman LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney. Reference is made to page II-5 of this Registration Statement.
99.1	Valeritas Holdings, Inc. Employee Stock Purchase Plan (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 9, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on this 7th day of December, 2018.

VALERITAS HOLDINGS, INC.

By	/s/ John E. Timberlake
John E. Timberlake Chief Executive Officer
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints John E. Timberlake, Chief Executive Officer, and Erick J. Lucera, Chief Financial Officer, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Timberlake	President and Chief Executive Officer	December 7, 2018
John E. Timberlake	(Principal Executive Officer)

/s/ Erick Lucera	Chief Financial Officer	December 7, 2018
Erick Lucera	(Principal Financial Officer)

/s/ Mark Conley	Vice President, Corporate Controller and Treasurer	December 7, 2018
Mark Conley	(Principal Accounting Officer)

/s/ Rodney Altman, M.D.	Director	December 7, 2018
Rodney Altman, M.D.

/s/ Katherine Crothall, Ph.D.	Director	December 7, 2018
Katherine Crothall, Ph.D.

/s/ Peter Devlin	Chairman and Director	December 7, 2018
Peter Devlin

/s/ Luke Düster	Director	December 7, 2018
Luke Düster

/s/ Joe Mandato, DM	Director	December 7, 2018
Joe Mandato, DM

/s/ Brian K. Roberts	Director	December 7, 2018
Brian K. Roberts